Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated May 2, 2013 with respect to the consolidated financial statements and internal controls over financial reporting included in the Annual Report of WNS (Holdings) Limited on Form 20-F for the year ended March 31, 2013. We hereby consent to the incorporation by reference of said reports in the Registration Statements of WNS (Holdings) Limited on Form S-8 (File No. 333-136168 effective July 31, 2006, File No. 333-157356 effective February 17, 2009 and File No. 333-176849 effective September 15, 2011) and Form F-3 (File No. 333-177250 effective December 2, 2011).

/s/ Grant Thornton India LLP

Mumbai, India

May 2, 2013